Exhibit 99.1

FOR IMMEDIATE RELEASE

May 2, 2013

NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS

HIGHER EARNINGS FOR THE FIRST QUARTER

•	Net income rose 39 percent to $14.9 million, or $1.54 per share

•	Colder temperatures in the first quarter of 2013, compared to the same quarter in 2012, resulted in a $3.2 million quarter-over-quarter increase in gross margin

•	Higher retail propane margins per gallon generated $2.1 million in additional gross margin

•	Growth from the natural gas businesses generated $1.5 million in additional gross margin

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today reported first quarter financial results, including a 39-percent increase in net income to $14.9 million for the first quarter of 2013 from $10.7 million for the same quarter in 2012. The Company’s first quarter earnings per share rose to $1.54 in 2013 from $1.11 in 2012.

“We begin 2013 with strong first quarter financial results, which reflect colder temperatures coupled with additional gross margin generated from natural gas expansions completed in 2012 and sustained propane retail prices from the fourth quarter of 2012,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We look forward to more growth in 2013, both in our natural gas and propane distribution businesses, resulting from acquisitions and implementing new programs in Delaware and Maryland that facilitate expansion of our services,” Mr. McMasters added. “In February, our Florida propane distribution subsidiary added approximately 3,000 residential and commercial customers as a result of the acquisition of the operating assets of Glades Gas. In February and March, we obtained the necessary approvals from the Federal Energy Regulatory Commission for construction of new facilities to provide additional services to two large natural gas transmission customers, and we expect to complete construction and commence the new services in the fourth quarter of 2013. In April, we reached a settlement regarding our regulatory filing for the purchase of the operating assets of Eastern Shore Gas Company and its affiliates in Maryland. We also made progress towards resolving our regulated filing for our proposed natural gas expansion service offerings in Delaware. Decisions in these cases by the Maryland and Delaware Public Service Commissions, respectively, are expected in mid-2013. These service offerings will support further expansion of our natural gas service to meet the energy needs of residents and businesses in Worcester County, Maryland and southeastern Sussex County, Delaware.”

Operating Results for the Three Months Ended March 31, 2013

The Company’s operating income for the three months ended March 31, 2013 was $26.6 million, an increase of $6.5 million, or 32 percent, compared to the same quarter in 2012. Gross margin increased by $8.4 million, or 17 percent, in the first quarter of 2013, compared to the same quarter in 2012. Approximately $3.2 million of the gross margin increase was the result of colder weather during the first quarter of 2013 on the Delmarva Peninsula and in Florida, compared to the same quarter in 2012. Other operating expenses increased by $1.9 million, or six percent, in the first quarter of 2013, compared to the same quarter in 2012.

Regulated Energy

Operating income for the regulated energy segment increased by $2.5 million, or 17 percent, to $17.3 million for the three months ended March 31, 2013, compared to the same quarter in 2012. An increase in gross margin of $3.3 million was partially offset by an increase in other operating expenses of $819,000. The significant components of the gross margin increase included:

•

$1.6 million due to natural gas growth resulting from: (a) major service expansions initiated in 2012 and January 2013 in Sussex County, Delaware; Worcester and Cecil Counties, Maryland; and Nassau County, Florida; and (b) additional residential, commercial and industrial customer growth on the Delmarva Peninsula and in Florida; and

•	$1.2 million as a result of higher consumption by natural gas and electric customers due to colder temperatures.

The increase in other operating expenses is due primarily to $502,000 in higher depreciation expense, asset removal costs and property taxes associated with capital expenditures to support growth and maintain system integrity.

Unregulated Energy

Operating income for the unregulated energy segment increased by $4.2 million, or 82 percent, to $9.4 million for the three months ended March 31, 2013, compared to the same quarter in 2012. An increase in gross margin of $5.0 million was partially offset by an increase in other operating expenses of $806,000. The significant components of the gross margin increase included:

•	$2.1 million due to colder weather causing higher consumption by propane customers, and $391,000 in higher propane sales volume due to the timing of deliveries to bulk-delivery customers;

•

$2.1 million as a result of strong retail propane margins per gallon through the first quarter of 2013, as the decline in propane costs in late 2012 and early 2013 outpaced the slight decline in retail prices driven by competition and other market conditions; and

•

$220,000 in additional gross margin generated from the acquisition of the operating assets of Glades Gas Co., Inc. (“Glades”) in February 2013, which added approximately 3,000 residential and commercial propane distribution customers in Florida.

The increase in other operating expenses is due primarily to a higher accrual for incentive bonuses as a result of the first quarter’s performance and increased costs related to propane tank and other maintenance activities.

Other

The “other” segment, which consists primarily of BravePoint®, Inc. (“BravePoint”), the Company’s advanced information services subsidiary, reported an operating loss of $125,000 for the three months ended March 31, 2013, compared to operating income of $121,000 in the same quarter in 2012. Gross margin was $1.9 million for both the first quarters of 2013 and 2012. Other operating expenses increased by $273,000 to $2.0 million in the first quarter of 2013 due primarily to higher payroll and related costs associated with BravePoint.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on May 3, 2013, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2013. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s First Quarter 2013 Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.

For more information, contact:

Beth W. Cooper

Senior Vice President & Chief Financial Officer

302.734.6799

Financial Summary

(in thousands, except per-share and degree-day data)

	First Quarter
Chesapeake and Subsidiaries	2013	2012
Gross Margin (1)
Regulated Energy	$39,951	$36,624
Unregulated Energy	17,184	12,163
Other	1,889	1,862

Total Gross Margin	$59,024	$50,649

Operating Income
Regulated Energy	$17,306	$14,798
Unregulated Energy	9,369	5,154
Other	(125)	121

Total Operating Income	26,550	20,073

Other Income, net of other expenses	289	196
Interest Charges	2,072	2,291

Pre-tax Income	24,767	17,978
Income Taxes	9,898	7,251

Net Income	$14,869	$10,727

Earnings Per Share of Common Stock
Basic	$1.55	$1.12
Diluted	$1.54	$1.11
Heating Degree-Days — Delmarva Peninsula
Actual	2,407	1,880
10-year average (normal)	2,377	2,376
Heating Degree-Days — Florida
Actual	468	335
10-year average (normal)	541	559
Cooling Degree-Days — Florida
Actual	81	185
10-year average (normal)	75	67

(1)

“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Financial Summary Highlights

Key variances for the three months ended March 31, 2013 included:

	Pre-tax	Net	Earnings
(in thousands, except per share amounts)	Income	Income	Per Share
First Quarter of 2012 Reported Results	$17,978	$10,727	$1.11
Adjusting for unusual items:
Weather impact (due primarily to significantly warmer-than-normal weather in 2012)	3,237	1,931	0.20

	3,237	1,931	0.20
Increased Margins:
Natural gas growth	1,595	952	0.10
Higher propane retail margins per gallon	2,119	1,264	0.13
Propane other volume increase	811	484	0.05

	4,525	2,700	0.28
Increased Other Operating Expenses:
Payroll and benefits costs	(529)	(316)	(0.03)
Higher depreciation, asset removal and facilities costs	(461)	(275)	(0.03)

	(990)	(591)	(0.06)
Net Other Changes	17	102	0.01

First Quarter of 2013 Reported Results	$24,767	$14,869	$1.54

The Company’s results in the first quarter of 2013 reflected additional gross margin generated by: (a) colder temperatures on the Delmarva Peninsula and in Florida during the first quarter of 2013, compared to the same quarter in 2012; (b) additional services and customer growth in the natural gas transmission and distribution operations as a result of major service expansions initiated in 2012 and January 2013 in Sussex County, Delaware; Worcester and Cecil Counties, Maryland; and Nassau County, Florida; and (c) strong retail propane margins per gallon through the first quarter of 2013, as the decline in propane inventory costs in late 2012 and early 2013 outpaced the slight decline in retail prices driven by competition and other market conditions. These increases in gross margin were partially offset by increased payroll and benefits costs and higher expenses associated with growth initiatives and capital expenditures to support growth and maintain system integrity.

The following information highlights certain key factors contributing to the Company’s results for the quarter ended March 31, 2013:

Growth

New natural gas transmission services and growth in natural gas distribution customers generated $880,000 and $715,000, respectively, in additional gross margin. These increases in gross margin were related primarily to expansion of natural gas service to new areas and conversion of several large commercial and industrial customers to natural gas service during 2012.

Major Service Expansions and Customer Growth Reflected in Results

In 2012 and January 2013, the Company expanded natural gas transmission and distribution services to Sussex County, Delaware, and Nassau County, Florida, and also initiated natural gas transmission service in Worcester and Cecil Counties, Maryland. These major service expansions increased the Company’s natural gas footprint, delivering natural gas service to areas where it was not previously available. These initiatives generated $746,000 of additional gross margin for the natural gas transmission operations in the first quarter of 2013. Natural gas distribution service to two industrial facilities of an existing customer in southeastern Sussex County, Delaware, generated $48,000 of additional gross margin in the same period.

In addition to these service expansions, the Delmarva natural gas distribution operation has generated $192,000 in additional gross margin in the first quarter of 2013, over the first quarter of 2012, primarily from an increase in the number of residential customers served. Customer growth in Florida, primarily from commercial and industrial customers, generated $475,000 in additional gross margin during the first quarter of 2013.

Future Major Expansion Initiatives and Opportunities

Although not affecting results in the first quarter of 2013, Eastern Shore Natural Gas Company (“Eastern Shore”), the Company’s natural gas transmission subsidiary, has entered into precedent agreements with NRG Energy Center Dover LLC (“NRG”) and PBF Energy Inc. (“Delaware City Refinery”) to further expand its transmission system in order to provide additional services to these customers. Eastern Shore expects to enter into firm transportation service agreements with NRG and Delaware City Refinery upon satisfaction of certain conditions pursuant to the respective precedent agreements. In February and March 2013, the FERC approved the construction of the new facilities necessary to provide these additional services, which are expected to be initiated in late 2013. Once the facilities are constructed for the NRG plant, the additional services will generate $2.4 million to $2.8 million of additional gross margin on an annualized basis. Once the additional facilities to serve the Delaware City Refinery are constructed, the incremental service is expected to generate annualized gross margin of $1.6 million. This new contract with the Delaware City Refinery replaces the 10,000 dekatherms per day (“Dts/d”) contract that expired in November 2012. Eastern shore provided additional interruptible service for the first quarter of 2013, which generated $265,000 of additional gross margin; this interruptible service will be partially displaced with the 5,000 Dts/d contract that has been executed for $264,000 of gross margin for service from May 2013 to October 2013 and then ultimately with the new 15,000 Dts/d contract that begins in December 2013.

In Florida, Peninsula Pipeline Company, Inc., the Company’s intrastate natural gas transmission subsidiary, entered into a firm transportation agreement with an unaffiliated utility, which will generate estimated annual gross margin of approximately $840,000. This service is expected to commence in the second quarter of 2013 upon completion of the construction of a new natural gas transmission pipeline.

In an effort to increase the availability of natural gas within the Company’s Delaware service areas, the Company’s Delaware natural gas distribution division filed an application with the Delaware PSC in June 2012 to add several natural gas expansion service offerings. These offerings include a monthly fixed charge in lieu of upfront contributions from customers to extend the distribution system and optional service offerings to assist customers in the process of converting to natural gas. The goal of these new offerings is to meet the energy needs of residents, communities and businesses throughout the Company’s service territory, including areas of southeastern Sussex County. The Company has made progress towards resolving the key aspects of this application and expects the Delaware PSC to render a final decision by July 2013.

Additional information highlighting the major expansion initiatives is provided in the “Major Expansion Initiative Highlights (Unaudited)” table later in this release.

Acquisition

In June 2012, the Company entered into an agreement with Eastern Shore Gas Company and its affiliates (collectively “ESG,” which are unrelated to the Company’s interstate natural gas transmission subsidiary) to purchase their operating assets for approximately $16.5 million. These assets are currently used to provide propane distribution service to approximately 11,000 residential and commercial customers in Worcester County, Maryland, primarily through underground propane gas distribution systems. The Company is evaluating the potential conversion of some of these systems to natural gas where such conversion is economical and feasible. The Company filed an application with the Maryland PSC for approval of the acquisition in September 2012. In April 2013, the Company reached a settlement, which, if accepted by the Maryland PSC, will approve the ESG acquisition, the overall regulatory framework to provide service in Worcester County, Maryland and recovery of propane supply and capacity costs through the purchased gas cost mechanism. The acquisition is also subject to obtaining consents from certain local jurisdictions to the assignment of certain franchise agreements and the satisfaction of other closing conditions. The acquisition is expected to be completed in mid-2013. The Company expects to finance the acquisition using unsecured short-term debt. The acquisition is expected to be accretive to earnings per share in the first full year of operations.

Investing in Growth

The Company continues to expand its resources and capabilities to support growth. The Company’s Delmarva natural gas distribution operation is in the early stages of natural gas distribution expansions in Sussex County, Delaware, and Worcester and Cecil Counties, Maryland. These expansions will require not only the construction or conversion of distribution facilities, but also the conversion of customers’ appliances or equipment inside their homes. The Company has begun the process of reorganizing its Delmarva natural gas distribution operation and expects to increase its staffing to support these expansions. Eastern Shore is currently working on construction of new facilities to provide additional services to NRG and the Delaware City Refinery as well as developing other opportunities to further expand its transmission system to provide additional service. As Eastern Shore continues to expand its facilities and service, Eastern Shore also expects to increase its staffing. Finally, to increase the Company’s overall capabilities to move these initiatives forward, resources have been, and continue to be, added in several key functional areas, including, but not limited to, Human Resources, Communications and Strategic Business Development. The Company expects to incur additional costs to build the stronger infrastructure that the Company needs to support its customers and future growth.

Weather and Consumption

Weather on the Delmarva Peninsula in the first quarter of 2013 returned to a more normal level as temperatures were one percent (30 heating degree-days, “HDD”) colder than normal. Weather in Florida in the first quarter of 2013 was 13 percent (73 HDD) warmer than normal. Compared to weather in the first quarter of 2012, which was the warmest first quarter in the past 10 years, temperatures in the first quarter of 2013 on the Delmarva Peninsula and in Florida were 28 percent (527 HDD) and 40 percent (133 HDD) colder. Higher energy consumption as a result of colder temperatures in the first quarter of 2013, compared to temperatures in the same quarter in 2012, generated additional gross margin of $3.2 million in the Company’s natural gas, electric and propane distribution operations.

An increase in propane sales to bulk-delivery customers not attributable to weather generated additional gross margin of $391,000 in the first quarter of 2013, compared to the same quarter of 2012. The timing of propane bulk deliveries contributed to this increase.

Propane Prices

During the first quarter of 2013, the Company’s propane distribution operations generated additional gross margin of $2.1 million due to higher retail margins per gallon, compared to the same quarter in 2012. Retail margins have remained strong through the first quarter of 2013, as the 27-percent decline in the Company’s propane costs from lower propane wholesale prices in late 2012 and early 2013 outpaced the slight decline in retail prices. The propane retail price per gallon is subject to various market conditions, including competition with other propane suppliers and the availability and price of alternative energy sources, and may fluctuate based on changes in demand, supply and other energy commodity prices.

Chesapeake Utilities Corporation and Subsidiaries

Major Expansion Initiative Highlights (Unaudited)

Major Service Expansions Initiated in 2012 and 2013 (dollars in thousands):

Project	Date of New Service	Q1 2013 Margin	Estimated 2013 Margin	Total 2012 Margin
Sussex County, DE expansion
Transmission (for southeastern part) 1,550 Dts/d(1)	Mar-12 to May-12	$112	$446	$334
Distribution—Two facilities of an existing customer in the southeastern part of Sussex County(2)	Mar-12 to Aug-12	52	151	89

		$164	$597	$423
Cecil County, MD expansion
Transmission—4,070 Dts/d	Nov-12	$220	$882	$147
Worcester County, MD expansion
Transmission—1,450 Dts/d	Jun-12 to Jan-13	$98	$391	$90
Nassau County, FL expansion
Transmission—A new fixed annual rate service	Apr-12	$332	$1,300	$1,537

		$814	$3,170	$2,197

Total by Geographic Location of the Project:
Delmarva Natural Gas Distribution		$52	$151	$89
Delmarva Natural Gas Transmission		430	1,719	571
Florida Natural Gas Transmission		332	1,300	1,537

		$814	$3,170	$2,197

Upcoming Major Expansion Initiatives with Executed Contracts (dollars in thousands):

Project	Estimated Date of New Service	Estimated 2013 Margin	Estimated Annualized Margin
Service to an unaffiliated Florida utility (3)	Starting in Jun-13	$490	$840
Service to NRG’s Dover, DE electric generation plant
Short-term contract—13,440 Dts/d (4)	From May-13 to Oct-13	$1,158	N/A
Transmission—13,440 Dts/d (5)	Starting in Nov-13	$400 to $467	$2,400 to $2,800
Delaware City refinery expansion
Short-term contract—5,000 Dts/d (4)	From May-13 to Oct-13	$264	N/A
Transmission—15,000 Dts/d (5) (6)	Starting in Dec-13	$133	$1,600

		$2,445 to $2,512	$4,840 to $5,240

(1)	These services generated $16,000 in gross margin in the first quarter of 2012.
(2)	These services generated $4,000 in gross margin in the first quarter of 2012.
(3)	Estimated annual margin is based on a fixed monthly reservation charge agreed to by the customer.
(4)

Prior to commencing the new service using new facilities, Eastern Shore agreed to provide a short-term service utilizing the existing system capacity from May 2013 to October 2013. During the first quarter of 2013, Eastern Shore provided interruptible service to the Delaware City Refinery that generated $265,000 in additional gross margin.

(5)

A precedent agreement has been entered into by the parties for these services. The figures provided represent the estimated gross margin pursuant to the respective precedent agreement. A firm transportation service agreement will be entered into by the parties upon satisfying certain conditions.

(6)	This contract is expected to replace the 10,000 Dts/d contract with annualized gross margin of $1.1 million, which expired in November 2012.

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands, except shares and per share data)

	First Quarter
	2013	2012
Operating Revenues
Regulated Energy	$81,566	$72,296
Unregulated Energy	54,991	44,887
Other	4,172	3,731

Total Operating Revenues	140,729	120,914

Operating Expenses
Regulated energy cost of sales	41,615	35,672
Unregulated energy and other cost of sales	40,090	34,593
Operations	21,754	19,955
Maintenance	1,722	1,976
Depreciation and amortization	5,820	5,761
Other taxes	3,178	2,884

Total operating expenses	114,179	100,841

Operating Income	26,550	20,073
Other income, net of other expenses	289	196
Interest charges	2,072	2,291

Income Before Income Taxes	24,767	17,978
Income taxes	9,898	7,251

Net Income	$14,869	$10,727

Weighted Average Common Shares Outstanding:
Basic	9,601,529	9,571,270
Diluted	9,678,950	9,666,885
Earnings Per Share of Common Stock:
Basic	$1.55	$1.12
Diluted	$1.54	$1.11

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2013	December 31, 2012
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$590,816	$585,429
Unregulated energy	71,787	70,218
Other	20,449	20,067

Total property, plant and equipment	683,052	675,714
Less: Accumulated depreciation and amortization	(160,199)	(155,378)
Plus: Construction work in progress	29,880	21,445

Net property, plant and equipment	552,733	541,781

Current Assets
Cash and cash equivalents	2,608	3,361
Accounts receivable (less allowance for uncollectible accounts of $1,008 and $826, respectively)	62,891	53,787
Accrued revenue	11,241	11,688
Propane inventory, at average cost	5,614	7,612
Other inventory, at average cost	3,199	5,841
Regulatory assets	1,881	2,736
Storage gas prepayments	897	3,716
Income taxes receivable	—	4,703
Deferred income taxes	836	791
Prepaid expenses	4,452	6,020
Mark-to-market energy assets	150	210
Other current assets	146	132

Total current assets	93,915	100,597

Deferred Charges and Other Assets
Goodwill	4,543	4,090
Other intangible assets, net	3,017	2,798
Investments, at fair value	4,526	4,168
Regulatory assets	76,360	77,408
Receivables and other deferred charges	3,363	2,904

Total deferred charges and other assets	91,809	91,368

Total Assets	$738,457	$733,746

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2013	December 31, 2012
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	$4,679	$4,671
Additional paid-in capital	150,527	150,750
Retained earnings	117,579	106,239
Accumulated other comprehensive loss	(5,013)	(5,062)
Deferred compensation obligation	994	982
Treasury stock	(994)	(982)

Total stockholders’ equity	267,772	256,598
Long-term debt, net of current maturities	100,952	101,907

Total capitalization	368,724	358,505

Current Liabilities
Current portion of long-term debt	9,093	8,196
Short-term borrowing	47,635	61,199
Accounts payable	38,835	41,992
Customer deposits and refunds	26,788	29,271
Accrued interest	2,622	1,437
Dividends payable	3,504	3,502
Income taxes payable	4,196	—
Accrued compensation	4,708	7,435
Regulatory liabilities	7,576	1,577
Mark-to-market energy liabilities	85	331
Other accrued liabilities	8,643	7,226

Total current liabilities	153,685	162,166

Deferred Credits and Other Liabilities
Deferred income taxes	127,491	125,205
Deferred investment tax credits	103	113
Regulatory liabilities	5,336	5,454
Environmental liabilities	9,094	9,114
Other pension and benefit costs	33,890	33,535
Accrued asset removal cost—Regulatory liability	38,554	38,096
Other liabilities	1,580	1,558

Total deferred credits and other liabilities	216,048	213,075

Total Capitalization and Liabilities	$738,457	$733,746

Chesapeake Utilities Corporation and Subsidiaries

Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2013				For the Three Months Ended March 31, 2012
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$23,193	$1,336	$7,256	$9,980	$19,277	$1,262	$6,816	$9,080
Commercial	10,047	1,195	9,386	8,452	8,110	1,059	9,255	8,364
Industrial	1,760	1,278	3,295	1,728	1,512	1,277	2,476	1,656
Other (1)	221	633	(1,674)	(1,634)	(1,069)	699	(2,548)	(376)

Total Operating Revenues	$35,221	$4,442	$18,263	$18,526	$27,830	$4,297	$15,999	$18,724

Volume (in Dts/MWHs)
Residential	1,649,772	126,833	447,216	69,775	1,294,030	116,679	424,127	63,829
Commercial	1,380,683	408,964	831,983	66,911	1,092,331	362,325	846,834	62,242
Industrial	1,130,541	3,916,682	1,203,790	11,220	972,415	4,181,906	777,518	13,160
Other	5,652	—	(34,254)	2,742	8,449	—	(47,609)	5,239

Total	4,166,648	4,452,479	2,448,735	150,648	3,367,225	4,660,910	2,000,870	144,470

Average customers
Residential	51,241	13,960	49,179	23,667	50,174	13,843	48,409	23,615
Commercial	5,409	1,275	4,631	7,391	5,323	1,246	4,578	7,384
Industrial	101	58	844	2	102	57	720	2
Other	3	—	—	—	4	—	1	—

Total	56,754	15,293	54,654	31,060	55,603	15,146	53,708	31,001

(1)

Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes .